Exhibit 99.1

Inspire Innovate BUILDING THE CUSTOMER EXPERIENCE 2021 ANNUAL REPORT

TABLE OF CONTENTS President&CEO – Shareholder Letter 4 Lead&Guide – C&N Leadership 8 Dollars&Sense – C&N Financial Profile 10 Quarterly Share Data Operations Comparisons End of Period Balances Consolidated Financial Data C&N Wealth Management Awards&Recognition 16 Honor&Remember 21 Community&Commitment 22

President CEO Dear Shareholder, We’ve learned from great storytellers throughout history that good stories have relatable characters who face adversity and, throughout their journey, they adapt and evolve into a better version of themselves. As we take a look back on 2021, C&N has a great story to tell. C&N delivered a record net income for 2021 of $30.6 million. These results were supported by our relationship-based business model, recent acquisitions, and footprint expansion, as well as the government’s response to COVID-19 and subsequent economic rebound. Lending activity in all segments was solid, PPP forgiveness advanced, the wealth management business continued to grow and the improved base of core deposits was sustained. C&N’s excellent risk profile also carried on as credit metrics improved and liquidity and capital levels remained outstanding. As the year concluded, adversity and volatility remained in the world around us with continued debate and reaction to the pandemic and its impact on the economy, public policy, and our culture. While real GDP increased by 6% in 2021, fueled by robust consumer spending, persistent supply chain, workforce, and inflation pressures are still affecting many individuals and businesses. Cumulatively, these pressures have driven an increase in intermediate and long-term interest rates and more certainty that the Fed will act to raise short-term rates early in 2022. Progress regarding COVID-19 that was evident early in the fourth quarter slipped a bit with the rapid spread of the Omicron variant beginning in December, creating renewed uncertainty about the course of the pandemic and public policy reaction. While respecting these external factors and their ongoing impact, the C&N team did not allow them to become a distraction from our mission. Quite to the contrary, our teams have been fully engaged to support, counsel, and deliver solutions to our customers and communities. This consistency has positioned C&N as a dependable partner, resource, and trusted advisor for all that we serve and underpins the persistency of our earnings and overall financial strength that create long-term value. We know that the pace of change in customer preferences and behaviors has accelerated since the onset of the pandemic. Adoption of digital offerings, like mobile banking, cashless payment systems, and video banking, “ Every success story is a tale of constant adaption, revision and change. - Richard Branson, British Entrepreneur and business magnate. “ 4 advanced at a faster rate than ever before, while the role of brick-and-mortar branches evolves to be more consultative. We also know that innovation is key to keeping pace with customer expectations. C&N’s history as an early adopter of new digital solutions and sustainable platforms has allowed for quick reaction to shutdowns and support of remote workers while continuing to provide high-quality service for our customers. With a focus on our branches & roots, our technology & data, and our teams & culture, we also innovate by inspiring change in each other. Throughout our journey, the team has demonstrated its willingness and ability to adapt and evolve as we continue on our quest to create an excellent, omni-channel experience for our customers. Branches&Roots It is predicted that, as this virus fades and life moves on to the “next” normal, digital will reign for routine transactions. But when it comes to important life decisions, customers will want face-to- face, personal interaction, consultation, and advice they can trust. Starting out on your own, buying a home, establishing a wealth plan, or managing generational wealth transfers, will be the primary conversations that occur inside C&N branches, replacing the transactional, commoditized activities of making deposits, transfers, and withdrawals. With fewer rows of tellers, branches will feel more like service centers. These shifts can be seen in the recent remodels and updates that have taken place in several of our offices. There is a stronger focus on creating an environment conducive to engaging in deeper discussions between the client and the C&N expert. With the expansion of the C&N footprint into Southcentral and Southeastern Pennsylvania, our local teams remain pillars of their communities, facilitated by our regional leadership model. This is important to the C&N culture, as we recognize that we all stand to benefit from a better future if our communities are thriving and strong. From the very beginning, C&N has been rooted in our commitment to local businesses and families by providing needed funding for growth and contributing to local charities which share C&N’s mission to enhance the lives of our neighbors. All regional teams are empowered to strengthen their communities one relationship at a time. The team didn’t break stride in 2021 to build on the momentum of our Giving Back, Giving Together (GBGT) community fundraising campaign. In May, we closed out our annual cause in support of Fighting Hunger with donations totaling $129,129 – that’s enough to provide 775,000 meals to local families. In June, we announced our new annual cause, Children in Need, and the team has already collected $59,000 as of the end of January. That money will go to 22 organizations throughout our footprint to benefit underprivileged youth in need of basic necessities, like food, clothing, and shelter. Our 5 team’s persistence and dedication to GBGT throughout this year has reflected a deep commitment to making a difference for their neighbors in need. Technology&Data The transition to digital platforms for routine transactions like checking balances, depositing checks, or transferring money was inevitable and the technology to handle these services has long been in place. The focus has now moved to upgrades and enhancements to these platforms, making them more integrated and leveraging data and insights to deliver a more personalized, relevant, and easier experience for each individual. By removing friction points and improving the compatibility of systems across our delivery channels, we are creating an improved experience and delivering even more value for the customer. Behind the scenes, innovation is focused on applying technology to streamline operational processes and improve internal productivity. Replacing manual processes with automated or digital workflows and enhancing systems integration removes friction, enables our teams to utilize their skills more effectively, and enhances the employee experience at C&N. This transformational work became a priority in 2021 that will be sustained into 2022 and beyond. Teams&Culture Few things can test a team like the adversity presented by a global pandemic and the related ramifications. In 2021, the C&N team produced great results in this unique environment, adapting to the ongoing changes and challenging and inspiring each other to stay focused on our mission of “Creating Value Through Lifelong Relationships.” The most inspiring element of this past year was how the C&N team took care of each other as every individual and family dealt with serious, and sometimes tragic, issues. Their support for teammates and friends reflects our values and the culture we have collectively built. In addition, we created plenty of change of our own by realigning our structure to support our growth strategy and our relationship- based business model. All business lines were connected into a revenue group, led by Chief Revenue Officer Hal Hoose, to improve coordination of the overall relationship model and customer experience. We named Tom Rudy and Blair Rush as Region Presidents and Jeff Snyder as Region Executive, new positions introduced across the franchise, establishing local leadership to deliver 6 the C&N experience in every community we serve. Concurrently, the Digital & Payments Division was introduced, led by Shelley D’Haene, Chief Digital Channels and Payments Officer. This team will drive digital, mobile, and online capabilities, and the coordination of the Client Care Center and servicing/ operations teams to deliver a seamless customer experience. In June, we welcomed Alex Balagour as Chief Information Officer to lead C&N’s information technology and data journey into the future by identifying and implementing the most effective platforms, secure infrastructure, software applications, and information systems to support business needs. Another way the team at C&N has inspired change is by dedicating resources to create and execute a Diversity & Inclusion plan. By building a culture that recognizes how strong our organization can be when all of our customers, teammates, leaders, and shareholders feel welcomed, represented, and empowered, we can truly fulfill our mission as a promise of excellence in service to all people. We put the work for this important part of our organization into the hands of our best assets - our people. Our D&I Team is made up of volunteers from across our organization who are passionate about Diversity & Inclusion and are motivated to be a positive influence on our culture. This team was tasked with creating a D&I Plan that would bring about necessary changes as well as highlight steps that C&N has already taken towards a more diverse and inclusive culture. Implementation is underway and progress is regularly communicated to our leadership team and our employees. Turning the page to next year, we look forward to transitioning out of the pandemic and building on 2021’s success story. We have a number of initiatives planned that will extend our capacity to Inspire & Innovate as the C&N team drives to grow and create value in a dynamic, competitive, and ever-changing market. We will simplify and reduce points of friction in the customer experience and create efficiencies throughout our network. All of these efforts better position our team to build and deepen relationships with our customers, communities, and shareholders. And in doing so – and doing it well – we will have more good stories yet to tell... As always, we thank you for your continued confidence and support. J. Bradley Scovill President & CEO 7

We are grateful to our Board & Advisory Board members for lending their expertise to further the mission of C&N and for providing us with valuable insight into the communities we serve. Bradford & Sullivan Counties Evan R. Barnes Casandra K. Blaney James A. Bowen Krystle R. Bristol Laura C. Cimino Warren J. Croft John M. Estep Zachary R. Gates Taunya Knolles Rosenbloom J. Wesley Kocsis Dr. Stephen D. Laudermilch Kimberly J. Mastrantonio Jeffrey B. Paul Damian M. Rossettie William B. Saxe Mark W. Smith Andrew R. Wilcox Cameron, McKean & Potter Counties John A. Abplanalp David Mark Errick Joseph R. Kightlinger Lori J. Reed Andrea F. Streich Edwin W. Tompkins, III Lycoming County Robert T. Beiter Thomas F. Charles John M. Confer Roger D. Jarrett Daniel Paul Marrazzo Daniel K. Mathers Jeffrey M. Patterson John F. Perrotto Tyler L. Rhone Camela A. Rooney David A. Schall Melissa M. Young York County Thomas K. Baughman Matthew R. Doran Nicholas E. Hauck Ryan A. Myers Alex E. Snyder Bucks & Chester Counties Carolina Cabrera DiGorgio Glenda R. Childs Joseph A. Fluehr IV Thomas Hebel Linda J. Kilroy Karen J. Miller Louis Quattrocchi Gary B. Rubin Michael J. Rush Irving N. Stein David E. Thompson James Watts Tioga County Brian A. Bicksler Lawrence J. Connolly Matthew S. DeCamp Craig Eccher Brandon E. Hackett Mark R. Howe John S. Johnston John C. Kenyon Danielle M. Lee Scott E. Lewis David C. Murdock Mary C. Owlett William W. Roosa Eric Schoonover Ray E. Wheeland ADVISORY BOARD Lead Guide Alex Balagour EVP and Chief Information Officer Shelley L. D’Haene EVP and Chief Digital Channels & Payments Officer Stan R. Dunsmore EVP and Chief Credit Officer Hal F. Hoose, III EVP and Chief Revenue Officer Mark A. Hughes EVP and Chief Financial Officer John M. Reber EVP and Chief Risk Management Officer Thomas L. Rudy, Jr. EVP and Chief Delivery Officer Blair T. Rush EVP and Regional President J. Bradley Scovill President & CEO Tracy E. Watkins EVP and Chief Human Resource Officer EXECUTIVE TEAM 8

Terry L. Lehman, CPA Chairman, Retired Certified Public Accountant Stephen M. Dorwart, CPA Fischer Dorwart, P.C. Clark S. Frame Retired Chairman of the Board, Monument Bank Susan E. Hartley Attorney at Law Bobbi J. Kilmer Retired President & CEO, Claverack Rural Electric Leo F. Lambert President/GM Fitzpatrick & Lambert, Inc. Robert G. Loughery President, Nehemiah Development Company Frank G. Pellegrino Owner & Developer, Carlton Associates, LLC Helen S. Santiago , CPA , LaBarr and LaBarr Timothy E. Schoener VP & CIO, UPMC Pinnacle J. Bradley Scovill President & CEO, C&N Katherine W. Shattuck Consultant, Senior Client Partner, Korn Ferry Aaron K. Singer President & CEO, Metalkraft Industries, Inc. BOARD OF DIRECTORS CORPORATE OFFICERS Mark A. Hughes , Treasurer Kimberly N. Battin , Corporate Secretary J. Bradley Scovill , President & CEO 9

Trades of the Corporation’s stock are executed through various brokers who maintain a market in the Corporation’s stock. The Corporation’s stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC. The following tables show the approximate high and low sales price of the common stock during 2021 and 2020. 2021 QUARTERLY SHARE PRICE DATA $30.00 $22.50 $15.00 $7.50 $0.00 First Quarter Third Quarter Fourth Quarter Second Quarter High Low Dollars Sense 2021 High Low Dividend Declared per Quarter 2020 High Low Dividend Declared per Quarter First quarter $24.99 $18.98 $0.27 First quarter $29.06 $15.69 $0.27 Second quarter 25.69 23.00 0.28 Second quarter 22.89 16.20 0.27 Third quarter 25.97 23.73 0.28 Third quarter 20.76 14.92 0.27 Fourth quarter 27.99 24.52 0.28 Fourth quarter 20.84 16.05 0.27 10

FIVE-YEAR SUMMARY

Operations Comparison


DILUTED EARNINGS PER SHARE
(In Thousands)
$2.10
$1.75
$1.40
$1.05
$0.70
$0.35
$0.00
2021
2020
2019
2018
2017


CASH DIVIDENDS DECLARED PER SHARE
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
2021
2020
2019
2018
2017

INCOME STATEMENT (In Thousands)	2021	2020	2019	2018	2017
Interest and dividend income	$84,501	$77,160	$64,771	$50,328	$45,863
Interest expense	6,562	9,595	10,283	4,625	3,915
Net interest income	77,939	67,565	54,488	45,703	41,948
Provision for loan losses	3,661	3,913	849	584	801
Net interest income after provision for loan losses	74,278	63,652	53,639	45,119	41,147
Noninterest income excluding securities gains	25,857	24,344	19,284	18,597	16,153
Net gains on available-for-sale debt securities	24	169	23	2,033	257
Loss on prepayment of borrowings	0	1,636	0	0	0
Merger-related expenses	0	7,708	4,099	328	0
Noninterest expense excluding loss on prepayment of borrowings and merger-related expenses	62,472	55,609	45,438	39,158	36,967
Income before income tax provision	37,687	23,212	23,409	26,263	20,590
Income tax provision	7,133	3,990	3,905	4,250	7,156
Net income	$30,554	$19,222	$19,504	$22,013	$13,434
Net income attributable to common shares	$30,313	$19,106	$19,404	$21,903	$13,365

PER COMMON SHARE DATA	2021	2020	2019	2018	2017
Basic earnings per share	$1.92	$1.30	$1.46	$1.79	$1.10
Diluted earnings per share	$1.92	$1.30	$1.46	$1.79	$1.10
Cash dividends declared per share	$1.11	$1.08	$1.18	$1.08	$1.04
Book value per common share at period-end	$19.13	$18.84	$17.82	$16.02	$15.43
Tangible book value per common share at period-end	$15.58	$15.30	$15.66	$15.05	$14.45
Weighted average common shares outstanding - basic	15,765,639	14,743,386	13,298,736	12,219,209	12,115,840
Weighted average common shares outstanding - diluted	15,771,955	14,747,048	13,321,559	12,257,368	12,155,136

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FIVE-YEAR SUMMARY End of Period Balances 2021 2020 2018 2018 2017 $1,700,000 $1,500,000 $1,300,000 $1,100,000 $900,000 $700,000 $500,000 GROSS LOANS (In Thousands) 2021 2020 2019 2018 2017 $2,400,000 $2,000,000 $1,600,000 $1,200,000 $800,000 $400,000 $0 TOTAL ASSETS (In Thousands) END OF PERIOD BALANCES (In Thousands) 2021 2020 2019 2018 2017 Available-for-sale debt securities $517,679 $349,332 $346,723 $363,273 $355,937 Gross loans 1,564,849 1,644,209 1,182,222 827,563 815,713 Allowance for loan losses 13,537 11,385 9,836 9,309 8,856 Total assets 2,327,648 2,239,100 1,654,145 1,290,893 1,276,959 Deposits 1,925,060 1,820,469 1,252,660 1,033,772 1,008,449 Borrowings, senior notes and subordinated debt 77,555 91,183 144,847 48,768 70,955 Stockholders' equity 301,405 299,756 244,452 197,368 188,443 Common shares outstanding 15,759,090 15,911,984 13,716,445 12,319,330 12,214,525 AVERAGE BALANCES (In Thousands) 2021 2020 2019 2018 2017 Total assets 2,319,234 2,009,825 1,540,469 1,276,140 1,247,759 Earning assets 2,145,475 1,856,487 1,437,993 1,205,429 1,169,569 Gross loans 1,596,756 1,445,098 1,057,559 822,346 780,640 Deposits 1,905,400 1,586,409 1,213,687 1,027,831 990,917 Stockholders' equity 301,226 273,351 229,446 187,895 188,958 12

FIVE-YEAR SUMMARY

End of Period Balances

DEPOSITS
(In Thousands)



$2,100,000
$1,800,000
$1,500,000
$1,200,000
$900,000
$600,000
0
2021
2020
2019
2018
2017

STOCKHOLDERS' EQUITY
(In Thousands)



$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$0
2021
2020
2019
2018
2017

KEY RATIOS	2021	2020	2019	2018	2017
Return on average assets	1.32%	0.96%	1.27%	1.72%	1.08%
Return on average equity	10.14%	7.03%	8.50%	11.72%	7.11%
Average equity to average assets	12.99%	13.60%	14.89%	14.72%	15.14%
Net interest margin (1)	3.69%	3.69%	3.86%	3.90%	3.82%
Efficiency (2)	59.54%	59.87%	60.73%	59.69%	60.74%
Cash dividends as a % of diluted earnings per share	57.81%	83.08%	80.82%	60.34%	94.55%
Tier 1 leverage	10.53%	10.34%	13.10%	14.78%	14.23%
Tier 1 risk-based capital	15.22%	15.58%	19.19%	23.24%	21.95%
Total risk-based capital	18.21%	17.49%	20.70%	24.42%	23.07%
Tangible common equity/tangible assets	10.81%	11.15%	13.22%	14.50%	13.95%
Nonperforming assets/total assets	0.94%	1.10%	0.80%	1.37%	1.47%
Nonperforming loans/total loans	1.36%	1.42%	0.88%	1.94%	2.10%
Allowance for loan losses/total loans	0.87%	0.69%	0.83%	1.12%	1.09%
Credit adjustment on purchased non-impaired loans and allowance for loan losses as a % of total loans and the credit adjustment	1.08%	1.05%	0.93%	1.12%	1.09%
Net charge-offs/average loans	0.09%	0.16%	0.03%	0.02%	0.05%

(1) Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2) The efficiency ratio is calculated by dividing: (a) total noninterest expense excluding merger-related expenses and losses from prepayment of debt, by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities gains or losses.

13

QUARTERLY CONSOLIDATED FINANCIAL DATA

The following table presents summarized financial data for 2021 & 2020

2021 (In Thousands Except Per Share Data) (Unaudited)	1ST QUARTER MAR. 31	2ND QUARTER JUNE 30	3RD QUARTER SEPT. 30	4TH QUARTER DEC. 31
Interest income	$21,754	$20,428	$21,073	$21,246
Interest expense	1,671	1,747	1,614	1,530
Net interest income	20,083	18,681	19,459	19,716
Provision for loan losses	259	744	1,530	1,128
Net interest income after provision for loan losses	19,824	17,937	17,929	18,588
Noninterest income	6,782	6,300	6,359	6,416
Net gains (losses) on available-for-sale debt securities	0	2	23	(1)
Other expenses	15,709	15,399	15,346	16,018
Income before income tax provision	10,897	8,840	8,965	8,985
Income tax provision	2,110	1,780	1,566	1,677
Net income	$8,787	$7,060	$7,399	$7,308
Net income attributable to common shares	$8,722	$6,999	$7,336	$7,256
Net income per share – basic	$0.55	$0.44	$0.47	$0.46
Net income per share – diluted	$0.55	$0.44	$0.47	$0.46

2020 (In Thousands Except Per Share Data) (Unaudited)	1ST QUARTER MAR. 31	2ND QUARTER JUNE 30	3RD QUARTER SEPT. 30	4TH QUARTER DEC. 31
Interest income	$17,037	$16,513	$21,751	$21,859
Interest expense	2,755	2,267	2,469	2,104
Net interest income	14,282	14,246	19,282	19,755
Provision (credit) for loan losses	1,528	(176)	1,941	620
Net interest income after provision (credit)				
for loan losses	12,754	14,422	17,341	19,135
Noninterest income	5,281	5,528	6,970	6,565
Net gains on available-for-sale debt securities	0	0	25	144
Loss on prepyament of borrowings	0	0	0	1,636
Merger-related expenses	141	983	6,402	182
Other expenses	12,912	12,274	14,648	15,775
Income before income tax provision	4,982	6,693	3,286	8,251
Income tax provision	816	1,255	438	1,481
Net income	$4,166	$5,438	$2,848	$6,770
Net income attributable to common shares	$4,146	$5,405	$2,830	$6,727
Net income per share – basic	$0.30	$0.39	$0.18	$0.43
Net income per share – diluted	$0.30	$0.39	$0.18	$0.43

14

WEALTH MANAGEMENT DATA

The following table presents summarized financial data for C&N's Wealth Management.


TRUST ASSETS UNDER MANAGEMENT
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
2021
2020
2019
2018
2017


TRUST REVENUE
$9,000
$7,500
$6,000
$4,500
$3,000
$1,500
$0
2021
2020
2019
2018
2017

WEALTH MANAGEMENT

(In Thousands)	2021	2020	2019	2018	2017
Trust Assets Under Management	$1,232,919	$1,103,228	$1,007,113	$862,517	$916,580
Trust Revenue	$7,234	$6,321	$6,106	$5,838	$5,399

INVESTMENTS

(In Thousands)	2021	2020	2019	2018	2017
Mutual Funds	$797,336	$697,010	$611,539	$506,201	$536,731
Stocks	250,765	223,543	207,847	172,695	194,099
Bonds	95,427	104,833	101,966	103,037	104,184
Savings and money market funds	75,140	63,069	71,936	68,129	69,659
Miscellaneous	8,145	7,873	7,346	6,798	6,069
Real Estate	6,012	6,797	6,349	5,517	5,681
Mortgages	94	103	130	140	157
Total	$1,232,919	$1,103,228	$1,007,113	$862,517	$916,580

ACCOUNTS

(In Thousands)	2021	2020	2019	2018	2017
Pension/profit sharing	$498,714	$439,739	$402,062	$342,501	$374,499
Investment management	391,777	344,688	307,068	256,430	256,348
Trusts	227,821	209,273	196,660	176,428	185,300
Custody	104,562	99,273	89,241	79,786	93,598
Estates	6,193	6,927	9,175	4,941	4,397
Guardianships	3,852	3,328	2,907	2,431	2,438
Total	$1,232,919	$1,103,228	$1,007,113	$862,517	$916,580

Some products are not FDIC insured or guaranteed, not a deposit or other obligation of the bank, not guaranteed by the bank and are subject to investment risk, including possible loss of the principal amount invested and are not insured by any other federal government agency.

15

Awards Recognition 2021 RETIREES 10 C&N team members were recognized for their combined 161 years of service. C&N is proud and appreciative of their dedication to the organization. 35 Years of Service Christopher Bolt Lori Brown 30 Years of Service Kelly Fasse 25 Years of Service Robert Miller Jenelle Selleck 20 Years of Service George Greeley Kim Kemp Jill Logan Stacey Sickler Teri Snyder Charlene Strykowski 15 Years of Service John Abercrombie Kerry Bliler Kathleen Evert BillieJo Haas Kathryn Harsch Linda Ordway Jill Pino 10 Years of Service Cynthia Carll Thomas Carroll Margaret Cascerceri Dalelyn Colquhoun Benjamin Dale Hannah Thorpe Mark Long Samuel Lush Denise Manley Sonya Route Ryan Satalin Amber Schwab Jamie VanZile Rhonda Washburn Holly Wise 5 Years of Service Steven Avery Andee Bryan Earl Clevenstine Brian Collins Jeremy Gardner Caitlin Hilliard Robert Kile Joy Klun Travis Marzo Carol McPherson Brittany Mondock Anna Morgan-Schill Anne-Marie Muldoon-Bastian Susan Nisen Jay Over Edward Penner Justin Power Tracy Rooke Blair Rush Amy Springer Kimberly Warren Ashley White Holly Young Brittany Zagozewski Cynthia Zamroz SERVICE AWARD RECIPIENTS 58 C&N team members were recognized for their combined 650 years of service. C&N is proud and appreciative of their dedication to the organization. 35 Years of Service Linda Etzel Dushore 30 Years of Service Lynn Errico Wellsboro 20 Years of Service Denise Mattison Wellsboro 18 Years of Service Marla McIlvain Wellsboro 17 Years of Service Claudia Brown Tioga Brenda Mitchell South Williamsport 7 Years of Service Linda Bowen Sayre 6 Years of Service David Plummer Newtown Melody Rosenburg Newtown 5 Years of Service Roberta Herald Doylestown 16

MILLION DOLLAR CLUB

Lenders earned one star for each month where they closed $1,000,000 or more in loans.

Mortgage Lenders

Rachel Brill	★★★★★★★★★
Andee Bryan	★★★★★★★★★
Patrick Davis	★★★★★★★★★★
Linda Gordner	★★★★★★
Kathi Heimbach	★★★★★★★★★★★★
Thomas Maclin	★
Heather Malvica	★★★
Jill Pino	★★★★★★★★★★★
Michelle Rae	★★★★★★★★★★★★
Ronald Seymour, Jr.	★
Stacey Sickler	★★★★★★
Tyler Sones	★★★★★★
Kimberlea Whiting	★★★★

Commercial Lenders

Greg Adamson	★★★★★
Bob Burns	★★
Earl Clevenstine	★★★★★★★★★
Courtney Cole	★★★
Brian Collins	★★★★★
Edward Dixon	★
Kevin Dougherty	★★★★★★★
Will Holmes	★
Thomas Howley	★★★★★★
Peter Johnson	★★★★
Robert Kile	★★★★★★★
Michael Kilgour	★★★★
Daniel Miller	★★★
Shane Moser	★
Halle Niklaus	★★★
Janet Nitka	★★★★
Jay Power	★★★
Ryan Satalin	★★★★★★★
Patrick Shandera	★★★★
Kathleen Shepard	★★★★★★
Stephen Sherman	★★★★
Bruce Smithgall	★★★
Amy VanBlarcom-Lackey	★★★
Michael Wetzel	★★
Cindy Zamroz	★★★

RAINMAKERS

Team members who referred over $100,000 in closed business to C&N Wealth Management.

January
Jill Pino

February
Christina Nolte
Greg Adamson
Billie Jo Haas

March
Amber Schwab
Lauri Dale
Lorri Stocum

April
Corinna Murphy
Hannah Molyneux
Rhonda Washburn
Kelley Cwiklinski
Kim Whiting
Muhammad Abubaker
Ellen Conboy
Diane Egly
Elizabeth Loman

May
Kathryn Wesneski
Sarah Russell
Lauri Dale
Bob Burns
Cindy Zamroz
Robert Herald
Brittany Zagozewski
Bruce Smithgall
Chrissy Nolte

June
Diane Egly
Bob Burns
Muhammad Abubaker
Lauri Dale
Sarah Russell

July
Joanna Moore
Claudia Brown
Charity Shaefer
Lauri Dale
Linda Etzel
Ashley White

August
Melanie Kellogg
Rhonda Washburn
Linda Gordner
Muhammad Abubaker
Diane Egly
Emily Davenport
Lorri Stocum
Ashley White
Crystal Barrett
Kathryn Wesneski
Linda Ordway

September
Bruce Smithgall
Lisa Milne

October
Alyssa Whitehead
Lacey Kennedy

November
Alyssa Whitehead

December
Billie Jo Haas
Amber Schwab
Chrissy Nolte
Greg Adamson
Heather Lanahan
Michael Kilgour

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GIVING BACK, GIVING TOGETHER Volunteer of the Year Lacey Kennedy is this year’s volunteer of the year. She volunteered at the Roseville CHOP POP-UP Pantry, where they served 190 families. Throughout the year, Lacey volunteered a total of 45.5 hours there. IMPACTful Awards Manager Nominated TOP PERFORMER AWARD Recipients of this award came from recommendations from supervisors for teammates who displayed excellence in hitting their goals and driving the mission of the bank. Melissa Wilt Treasury Management, Wellsboro Earl Clevenstine Lending, Doylestown GROWTH AWARD Recipients of this award were team members showing tremendous improvement in achieving their goals, learning new skills, and showing initiative in trying to improve and learn from their team members. Amber Schwab Branch Delivery, Emporium Marissa Berthiaume Branch Delivery, Sayre Cultural Excellence Team Award This award recognizes a team that displays excellence in executing the mission of C&N and consistently goes above and beyond to assist their clients. IT Team High Performing Team Award This award recognizes a team that consistently displayed excellence by hitting their goals, as well as continu - ing to drive the mission of C&N. Client Care Center 18

IMPACTful Awards

Peer Nominated

C&N Cares Award

This award honors an employee who shows a commitment to C&N's values & standards through extraordinary acts of care, selflessness, and dedication to their teammates & community!

Mary D'Ottavio
Branch Delivery, Laporte

Lindsey Pickering
Lending, Wellsboro

Michael Wetzel
Lending, Coudersport

Brandi Nowakowski
Quality Control, Wellsboro

Aaron Waldon
Credit Administration, York

Spirit of Service Award

We all work with someone who makes coming into work a positive & happier experience. This award recognizes those who have positive attitudes, show care and support for their teammates and customers.

Linda Etzel
Branch Delivery, Laporte

Patricia Groover
Client Care Center, Wellsboro

Alyssa Higham
Client Care Center, Wellsboro

Cultural Excellence Award

This award recognizes an employee who embodies C&N's mission of developing lifelong relationships with our teammates, community, and customers and assists their teammates to do the same.

Rebecca Atkins
Credit Administration, Doylestown

Dawn Shoemaker
Branch Delivery, Dushore

Philip Walker
Lending, Wellsboro

Heather Malvica
Lending, Sayre

Janelle Tombs
Credit Administration, Wellsboro

Best Team Partner Award

This award recognizes a team for their excellence in supporting fellow teammates by consistently being a trusted source in helping solve problems or by assisting clients throughout the day.

Commercial Credit Department

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TEAMWORK Together we are stronger. RESPONSIBILITY & ACCOUNTABILITY Work like you own it. RESPECT Value one another. EXCELLENCE Do your best. Every day. Every time. INTEGRITY Do the right thing when no one is looking. CLIENT-FOCUS Consider your customer in everything you do. HAVE FUN Work hard! Play hard! WIN! C&N Core Values 20

Left Photo (from left to right): Kristi Reynolds, Kelsey Harer, Kait Meyers, Tina King, Brad Scovill, Skye Mahosky, Katrina Diasparra, Cindy Bianchini, Katie Evert, Cindy Carll, Amber Schwab, Rebecca Atkins, Amy Springer and Deb Sharretts. Right Photo: Teri Mitchell. Honor Remember The Teresa (Teri) L. Mitchell Scholarship This scholarship was created to honor Teri Mitchell, a C&N employee for 37 years, who was dedicated to embracing educational opportunities. Her namesake scholarship provides educational opportunities to C&N employees who display a similar commitment to their ongoing professional development and a strong work ethic. In Remembrance C&N lost three team members unexpectedly in 2021. Below we remember them and honor their legacies as friends, teammates, and active community members. All were gone too soon and dearly missed. Brandi Nowakowski was a team member at C&N for over seventeen years. She started her career at C&N in BankCard Services before moving to Quality Control in 2019 doing loan reviews. Brandi was a hard worker and a great team player. If anything was ever in question, she would dig until she found the right answer. She also carried a passion for working with Sister Jenny’s Food Pantry in Middlebury Center, where she volunteered each month, as well as doing some of their bookwork. Her presence at C&N will be greatly missed. Leonard Simpson served as a member of the Board of Directors of Citizens & Northern Corporation from 1989 to 2021. During his tenure, he served as a valuable counselor to the Board, management, and employees of the Company. Len applied his expertise and experience in various ways, including service on multiple committees over the years prior to retiring in April of 2021. He was known for his energy, good humor, and relentless involvement in the community. He is greatly missed by all. Wendy Stottlar was with C&N, formerly Monument Bank, for over thirteen years in Doylestown. Wendy worked with both businesses and consumers, where she developed many long-lasting relationships that she greatly valued. Over the years, Wendy was recognized for her superior customer service by customers and her team members. Outside of work she was committed to family, friends, and her faith. Wendy was a truly valuable asset to C&N and her teammates. She is greatly missed by all who knew her. 21

Community Commitment C&N’s Giving Back, Giving Together program was formed by employees in 2015 as a way to do more to support their local communities. In the years since Giving Back, Giving Together started, our employees have raised $524,444 in monetary donations, collected 34,638 item donations, and volunteered 1,160 hours for 20 local food banks (2015), 52 local emergency services organizations (2016) 16 local organizations that support children in need (2017), 23 local public libraries, 17 military organizations (2019) 17 food banks (2020) and 22 children & youth organization (2021). All the funds and donations raised through this program stay within the local communities. From April 2020 to May 2021, C&N teams partnered with 17 local food banks—a cause that had quickly become increasingly more important with the COVID-19 pandemic putting millions of people suddenly out of work and relying on food banks for their next meal. Meanwhile, food banks were receiving fewer donations, the supply of many necessities was constrained and volunteers, many of whom are seniors, were hesitant to volunteer in person. During this time, the Central PA Food Bank reached out to C&N to ask for help to meet the increase in demand. C&N’s board of directors approved a $40,000 donation to help with immediate needs but also started exploring other options to help the food banks and community members while remaining compliant with the stay-at-home order. C&N began collecting monetary donations through a variety of online platforms, selling t-shirts and hosting different raffles. When the shut- down orders were lifted, teams began hosting on-site fundraisers, collecting food items, and getting out to the food banks to lend a hand. In addition to these efforts, we also hosted a scaled-down version of our annual Charity Classic golf tournament and connected with local businesses owners asking for help on behalf of the local food banks. We had 17 respond, bringing in an additional $11,000. In total, our Giving Back, Giving Together program raised $129,129, which will provide over 775,000 meals to local residents through our partnership with area food banks. In addition to the monetary donations, C&N employees collected 3,012 necessity 22

https://qrco.de/GBGT2021
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Monetary Donations to Date

Feeding our Community :: Volunteer Emergency Services :: Children in Need :: Literacy & Public Libraries :: Honoring Military Servicemembers :: Fighting Hunger :: Children & Youth ::

$524,444	34,638	1,160
Monetary Donations	Item Donations	Volunteer Hours



items and volunteered 290 hours alongside our food bank partners.

In June 2021, C&N team members turned their focus to support local underprivileged youth, ensuring they have access to food, clothing, and shelter. This is another demographic that was greatly impacted by the COVID-19 pandemic. The closing of schools combined with the high cost of childcare forced many parents to give up their jobs and income to care for their kids. This also increased food insecurity by reducing children's access to free or reduced lunches at school. A survey by the CBPP shows that around 7 to 11 million children lived in households where kids didn't get enough food because their families couldn't afford it. Through the end of the year, our teams raised $59,000 in monetary donations and over 4,000 basic necessity items.

We sincerely appreciate the time and effort our teammates have put into this program. "The success of GBGT is a direct reflection of the passion and commitment of our teammates to their communities. We also thank our customers, community members, and business partners for sharing in our passion to give back to the communities we serve," said Caitlin Hilliard, C&N Marketing Specialist.

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THANK YOU FOR YOUR CONTINUED TRUST & SUPPORT.